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MICHAEL L. HERMSEN
Direct Dial (312) 701-7960
Direct Fax (312) 706-8148
mhermsen@mayerbrown.com
                                                                       EXHIBIT 5
                                August 6, 1998

Archstone Communities Trust
7670 South Chester Street
Englewood, Colorado 80112

   Re:  Registration Statement on Form S-8
        1996 Share Option Plan for Outside Trustee

Ladies and Gentlemen:

  We have acted as counsel to Archstone Communities Trust, a Maryland real estate investment trust (the "Trust"), in connection with the proceedings (the "Trust Proceedings") taken and to be taken relating to the registration by the Trust of an aggregate of 100,000 of its common shares of beneficial interest, par value $1.00 per share (the "Common Shares"), with the Securities and Exchange Commission (the "SEC") in connection with an amendment to the Trust's 1996 Share Option Plan for Outside Trustees (the "Plan"). We have also participated in the preparation and filing with the SEC under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to such Common Shares.

  As counsel to the Trust, we have examined originals or copies certified to our satisfaction of the Trust's Amended and Restated Declaration of Trust, as amended, and Amended and Restated Bylaws, resolutions of the Board of Trustees and such other Trust records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Trust. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

  Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that, upon completion of the Trust Proceedings, the Common Shares will have been validly issued and delivered in accordance with the Trust Proceedings and the Plan, the Common Shares will be validly issued, fully paid and nonassessable.

  Our opinion relating to the nonassessability of the Common Shares does not pertain to the potential liability of shareholders of the Trust for debts of the Trust. Section 5-350(a) of the Maryland Courts and Judicial Proceedings Code provides that "a shareholder . . . of a real estate investment trust . . . is not personally liable for the obligations of the real estate investment trust." The Trust's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), provides that no shareholder shall be personally liable in connection with the Trust's property or the affairs of the Trust. The Declaration of Trust further provides that the Trust shall indemnify and hold harmless shareholders against all claims and liabilities and related reasonable expenses to which they become subject by virtue of their status as current or former shareholders. In addition, we

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Archstone Communities Trust
August 6, 1998
Page 2

have been advised that the Trust, as a matter of practice, inserts a clause in its business, management and other contracts which provides that shareholders shall not be personally liable thereunder. Accordingly, no personal liability should attach to the Trust's shareholders for contract claims under any contract containing such a clause where adequate notice is given. However, with respect to tort claims, contract claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, including Colorado, the state in which the Trust's principal executive office is located, be personally liable for such claims and liabilities. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
                                                 Very truly yours,


                                                 MAYER, BROWN & PLATT